FOR IMMEDIATE RELEASE

CONTACT:	Investors: Antonella Franzen (609) 720-4665 Ryan Edelman (609) 720-4545 Media: Fraser Engerman (414) 524-2733	Exhibit 99.1

Johnson Controls reports strong start to the fiscal year and reaffirms full year guidance
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▪	GAAP EPS from continuing operations of $0.21 per share, including special items

▪	Adjusted EPS from continuing operations of $0.40, up 54% versus prior year

▪	Sales of $5.6 billion, up 2%, reflecting organic growth of 3%; Field up 2% with organic growth of 4%; Products up 1% with organic growth of 2%

▪	Field orders flat organically versus strong prior year; Backlog up 6% organically versus prior year

▪	Repurchased approximately 15 million shares in the quarter for $651 million

▪	Reaffirms fiscal 2020 adjusted EPS from continuing operations guidance of $2.50 to $2.60, representing a year-over-year increase of 28% to 33%
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CORK, Ireland, January 31, 2020 -- Johnson Controls International plc (NYSE: JCI) today reported fiscal first quarter 2020 GAAP earnings per share (“EPS”) from continuing operations, including special items, of $0.21. Excluding these items, adjusted EPS from continuing operations was $0.40, up 54% versus the prior year period (see attached footnotes for non-GAAP reconciliation).
Sales of $5.6 billion increased 2% compared to the prior year and grew 3% organically.
GAAP earnings before interest and taxes (“EBIT”) was $308 million and EBIT margin was 5.5%. Adjusted EBIT was $448 million and adjusted EBIT margin was 8.0%, up 70 basis points over the prior year. Excluding the impact of M&A and foreign currency, the underlying adjusted EBIT margin increased 80 basis points.

“Our first quarter results reflect a strong start to fiscal 2020, marking the fifth consecutive quarter of organic double-digit adjusted EBIT growth as a pure-play buildings technology company.  Our performance in the quarter reflects a continued commitment to solid execution and to improving the underlying fundamentals of our business, which is shared throughout the organization,” said George Oliver, chairman and CEO.  “We deliver the safest, most secure and sustainable solutions for our customers given our robust portfolio of products and services. This, along with our strong balance sheet, positions us well to continue to deliver long-term shareholder value,” Oliver added.

Income and EPS amounts attributable to Johnson Controls ordinary shareholders
($ millions, except per-share amounts)
The financial highlights presented in the tables below are in accordance with GAAP, unless otherwise indicated. All comparisons are to the fiscal first quarter of 2019. The results of Power Solutions are reported as discontinued operations in all periods presented.
Organic sales growth, organic EBITA growth, segment EBITA, adjusted segment EBITA, EBIT, adjusted EBIT, adjusted EPS from continuing operations and adjusted free cash flow are non-GAAP financial measures. For a reconciliation of these non-GAAP measures and detail of the special items, refer to the attached footnotes. A slide presentation to accompany the results can be found in the Investor Relations section of Johnson Controls’ website at http://investors.johnsoncontrols.com.

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Change
Sales	$5,464	$5,576	$5,464	$5,576	+2%
Segment EBITA	583	623	590	625	+6%
EBIT	329	308	400	448	+12%
Net income from continuing operations	107	159	243	306	+26%
Diluted EPS from continuing operations	$0.12	$0.21	$0.26	$0.40	+54%

BUSINESS RESULTS

Building Solutions North America

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Change
Sales	$2,116	$2,167	$2,116	$2,167	2%
Segment EBITA	$250	$258	$253	$259	2%
Segment EBITA margin %	11.8%	11.9%	12.0%	12.0%	—

Sales in the quarter of $2.2 billion, increased 2% versus the prior year. Organic sales increased 3% versus the prior year led by strength in Fire & Security and, to a lesser extent, HVAC & Controls. This growth was partially offset by a decline in Performance Solutions.
Orders in the quarter, excluding M&A and adjusted for foreign currency, decreased 1% year-over-year off a strong prior year and due to timing between quarters. Backlog at the end of the quarter of $5.8 billion increased 7% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $259 million, up 2% versus the prior year. Adjusted segment EBITA margin of 12.0% was consistent with the prior year as favorable volume leverage as well as productivity savings and cost synergies, were offset by Retail mix.

Building Solutions EMEA/LA (Europe, Middle East, Africa/Latin America)

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Change
Sales	$907	$928	$907	$928	2%
Segment EBITA	$77	$90	$77	$90	17%
Segment EBITA margin %	8.5%	9.7%	8.5%	9.7%	120bps

Sales in the quarter of $928 million increased 2% versus the prior year. Organic sales grew 7% versus the prior year driven by strong growth in project installations and service. Growth was positive across all regions and across HVAC & Controls, Fire & Security and Industrial Refrigeration.
Orders in the quarter, excluding M&A and adjusted for foreign currency, increased 4% year-over-year. Backlog at the end of the quarter of $1.7 billion increased 8% year-over-year, excluding M&A and adjusted for foreign currency.

Adjusted segment EBITA was $90 million, up 17% versus the prior year. Adjusted segment EBITA margin of 9.7% expanded 120 basis points over the prior year, including a 10 basis point headwind related to foreign currency. Adjusting for foreign currency, the underlying margin improved 130 basis points driven by favorable volume leverage as well as the benefit from productivity savings and cost synergies.

Building Solutions Asia Pacific

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Change
Sales	$613	$629	$613	$629	3%
Segment EBITA	$66	$72	$66	$72	9%
Segment EBITA margin %	10.8%	11.4%	10.8%	11.4%	60bps

Sales in the quarter of $629 million increased 3% versus the prior year. Organic sales also increased 3% versus the prior year driven by growth in project installations, particularly in Fire & Security.
Orders in the quarter, excluding M&A and adjusted for foreign currency, increased 1% year-over-year. Backlog at the end of the quarter of $1.6 billion increased 2% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $72 million, up 9% versus the prior year. Adjusted segment EBITA margin of 11.4% expanded 60 basis points over the prior year driven by favorable volume leverage and the benefit of productivity savings and cost synergies.

Global Products

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Change
Sales	$1,828	$1,852	$1,828	$1,852	1%
Segment EBITA	$190	$203	$194	$204	5%
Segment EBITA margin %	10.4%	11.0%	10.6%	11.0%	40bps

Sales in the quarter of $1.9 billion increased 1% versus the prior year. Organic sales increased 2% versus the prior year led by strong growth in Building Management Systems and, to a lesser extent, Specialty Products. Sales of HVAC & Refrigeration Equipment were consistent with the prior year.

Adjusted segment EBITA was $204 million, up 5% versus the prior year. Adjusted segment EBITA margin of 11.0% expanded 40 basis points over the prior year, including a 10 basis point headwind related to foreign currency. Adjusting for foreign currency, the underlying margin improved 50 basis points driven by positive price/cost as well as the benefit of productivity savings and cost synergies.

Corporate

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Change
Corporate expense	($136)	($118)	($93)	($81)	(13%)

Adjusted Corporate expense was $81 million in the quarter, a decrease of 13% compared to the prior year, driven primarily by continued productivity savings and cost synergies, as well as cost reductions related to the Power Solutions sale.

OTHER ITEMS

•	As expected during the quarter, the Company received an income tax refund of $0.6 billion.

•
Cash provided by operating activities from continuing operations was $0.5 billion and capital expenditures were $0.1 billion in the quarter, resulting in free cash flow from continuing operations of $0.4 billion. Adjusted free cash flow was an outflow of $0.1 billion, which excludes net cash inflows of $0.4 billion primarily related to an income tax refund partially offset by integration costs.

•	During the quarter, the Company repurchased approximately 15 million shares for $651 million.

•	During the quarter, the Company recorded a pre-tax restructuring and impairment charge of $111 million primarily related to workforce reductions, plant closures and asset impairments.

•
During the quarter, the Company adopted Accounting Standards Codification (ASC) 842, Leases, which resulted in an increase to other noncurrent assets of $1.1 billion, other current liabilities of $0.3 billion and other noncurrent liabilities of $0.8 billion.

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About Johnson Controls:
At Johnson Controls, we transform the environments where people live, work, learn and play. From optimizing building performance to improving safety and enhancing comfort, we drive the outcomes that matter most. We deliver our promise in industries such as healthcare, education, data centers, and manufacturing. With a global team of 105,000 experts in more than 150 countries and over 130 years of innovation, we are the power behind our customers’ mission. Our leading portfolio of building technology and solutions includes some of the most trusted names in the industry, such as Tyco®, YORK®, Metasys®, Ruskin®, Titus®, Frick®, PENN®, Sabroe®, Simplex®, Ansul® and Grinnell®. For more information, visit www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter
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Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the disposition of the Power Solutions business, changes in tax laws (including but not limited to the Tax Cuts and Jobs Act enacted in December 2017), regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls’ business, the strength of the U.S. or other economies, changes to laws or policies governing foreign trade, including increased tariffs or trade restrictions, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, maintaining the capacity, reliability and security of our information technology infrastructure, the risk of infringement or expiration of intellectual property rights, work stoppages, union negotiations, labor disputes and other matters associated with the labor force, the outcome of litigation and governmental proceedings and cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2019 fiscal year filed with the SEC on November 21, 2019, which is available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.

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Non-GAAP Financial Information
The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include restructuring and impairment costs, transaction costs, integration costs, net mark-to-market adjustments, and discrete tax items. Financial information regarding organic sales, EBIT, EBIT margin, segment EBITA, adjusted segment EBITA, adjusted organic segment EBITA, adjusted segment EBITA margin, free cash flow and adjusted free cash flow, are also presented, which are non-GAAP performance measures. Adjusted segment EBITA excludes special items such as transaction costs and integration costs because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For further information on the calculation of thee non-GAAP measures and a reconciliation of these non-GAAP measures, refer to the attached footnotes.
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JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2019	2018

Net sales	$5,576	$5,464
Cost of sales	3,773	3,739
Gross profit	1,803	1,725

Selling, general and administrative expenses	(1,427)	(1,438)
Restructuring and impairment costs	(111)	—
Net financing charges	(52)	(85)
Equity income	43	42

Income from continuing operations before income taxes	256	244

Income tax provision	65	108

Income from continuing operations	191	136

Income from discontinued operations, net of tax	—	263

Net income	191	399

Less: Income from continuing operations attributable to noncontrolling interests	32	29
Less: Income from discontinued operations attributable to noncontrolling interests	—	15

Net income attributable to JCI	$159	$355

Income from continuing operations	$159	$107
Income from discontinued operations	—	248

Net income attributable to JCI	$159	$355

Diluted earnings per share from continuing operations	$0.21	$0.12
Diluted earnings per share from discontinued operations	—	0.27
Diluted earnings per share *	$0.21	$0.38

Diluted weighted average shares	774.0	925.2
Shares outstanding at period end	764.0	912.7

* May not sum due to rounding.

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	December 31, 2019	September 30, 2019
ASSETS
Cash and cash equivalents	$2,160	$2,805
Accounts receivable - net	5,612	5,770
Inventories	1,953	1,814
Assets held for sale	87	98
Other current assets	1,508	1,906
Current assets	11,320	12,393

Property, plant and equipment - net	3,341	3,348
Goodwill	18,351	18,178
Other intangible assets - net	5,610	5,632
Investments in partially-owned affiliates	865	853
Noncurrent assets held for sale	46	60
Other noncurrent assets	2,980	1,823
Total assets	$42,513	$42,287

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,362	$511
Accounts payable and accrued expenses	4,180	4,535
Liabilities held for sale	44	44
Other current liabilities	4,106	3,980
Current liabilities	9,692	9,070

Long-term debt	5,920	6,708
Other noncurrent liabilities	6,470	5,680
Shareholders' equity attributable to JCI	19,329	19,766
Noncontrolling interests	1,102	1,063
Total liabilities and equity	$42,513	$42,287

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended December 31,
	2019	2018
Operating Activities
Net income attributable to JCI from continuing operations	$159	$107
Income from continuing operations attributable to noncontrolling interests	32	29

Net income from continuing operations	191	136

Adjustments to reconcile net income from continuing operations to cash provided by operating activities:
Depreciation and amortization	207	211
Pension and postretirement benefit income	(40)	(29)
Pension and postretirement contributions	(12)	(21)
Equity in earnings of partially-owned affiliates, net of dividends received	8	(36)
Deferred income taxes	(3)	43
Non-cash restructuring and impairment costs	54	—
Other - net	16	28
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	237	146
Inventories	(114)	(222)
Other assets	(92)	(63)
Restructuring reserves	33	(25)
Accounts payable and accrued liabilities	(498)	(226)
Accrued income taxes	524	(21)
Cash provided (used) by operating activities from continuing operations	511	(79)

Investing Activities
Capital expenditures	(126)	(153)
Acquisition of businesses, net of cash acquired	(48)	(13)
Business divestitures, net of cash divested	—	6
Other - net	1	24
Cash used by investing activities from continuing operations	(173)	(136)

Financing Activities
Increase in short and long-term debt - net	10	1,014
Stock repurchases	(651)	(467)
Payment of cash dividends	(203)	(240)
Dividends paid to noncontrolling interests	(5)	(43)
Proceeds from the exercise of stock options	21	13
Employee equity-based compensation withholding	(20)	(21)
Other - net	(2)	—
Cash provided (used) by financing activities from continuing operations	(850)	256

Discontinued Operations
Net cash provided (used) by operating activities	(194)	193
Net cash used by investing activities	—	(66)
Net cash used by financing activities	—	(11)
Net cash flows provided (used) by discontinued operations	(194)	116

Effect of exchange rate changes on cash, cash equivalents and restricted cash	57	(43)
Changes in cash held for sale	—	(2)
Increase (decrease) in cash, cash equivalents and restricted cash	$(649)	$112

FOOTNOTES
1. Financial Summary

The Company evaluates the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, restructuring and impairment costs, and the net mark-to-market adjustments related to restricted asbestos investments and pension and postretirement plans. The financial results shown below are for continuing operations and exclude the Power Solutions business.

	Three Months Ended December 31,
(in millions; unaudited)	2019		2018
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales
Building Solutions North America	$2,167	$2,167	$2,116	$2,116
Building Solutions EMEA/LA	928	928	907	907
Building Solutions Asia Pacific	629	629	613	613
Global Products	1,852	1,852	1,828	1,828
Net sales	$5,576	$5,576	$5,464	$5,464

Segment EBITA (1)
Building Solutions North America	$258	$259	$250	$253
Building Solutions EMEA/LA	90	90	77	77
Building Solutions Asia Pacific	72	72	66	66
Global Products	203	204	190	194
Segment EBITA	623	625	583	590
Corporate expenses (2)	(118)	(81)	(136)	(93)
Amortization of intangible assets	(96)	(96)	(97)	(97)
Net mark-to-market adjustments (3)	10	—	(21)	—
Restructuring and impairment costs (4)	(111)	—	—	—
EBIT (5)	308	448	329	400
EBIT margin	5.5%	8.0%	6.0%	7.3%
Net financing charges	(52)	(52)	(85)	(85)
Income from continuing operations before income taxes	256	396	244	315
Income tax provision (6)	(65)	(53)	(108)	(43)
Income from continuing operations	191	343	136	272
Income from continuing operations attributable to noncontrolling interests	(32)	(37)	(29)	(29)
Net income from continuing operations attributable to JCI	$159	$306	$107	$243

(1) The Company's press release contains financial information regarding segment EBITA, adjusted segment EBITA and adjusted segment EBITA margins, which are non-GAAP performance measures. The Company's definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its businesses. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of segment EBITA to income from continuing operations is shown earlier within this footnote. The following is the three months ended December 31, 2019 and 2018 reconciliation of segment EBITA and segment EBITA margin as reported to adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Segment EBITA as reported	$258	$250	$90	$77	$72	$66	$203	$190	$623	$583
Segment EBITA margin as reported	11.9%	11.8%	9.7%	8.5%	11.4%	10.8%	11.0%	10.4%	11.2%	10.7%

Adjusting items:
Integration costs	1	3	—	—	—	—	1	4	2	7

Adjusted segment EBITA	$259	$253	$90	$77	$72	$66	$204	$194	$625	$590
Adjusted segment EBITA margin	12.0%	12.0%	9.7%	8.5%	11.4%	10.8%	11.0%	10.6%	11.2%	10.8%

(2) Adjusted Corporate expenses excludes special items because these costs are not considered to be directly related to the underlying operating performance of the Company’s business. Adjusted Corporate expenses for the three months ended December 31, 2019 excludes $37 million of integration costs. Adjusted Corporate expenses for the three months ended December 31, 2018 excludes $41 million of integration costs and $2 million of transaction costs.

(3) The three months ended December 31, 2019 exclude the net mark-to-market adjustments on restricted investments of $10 million. The three months ended December 31, 2018 exclude the net mark-to-market adjustments on restricted investments of $21 million.

(4) Restructuring and impairment costs for the three months ended December 31, 2019 of $111 million are excluded from the adjusted non-GAAP results. The restructuring actions and impairment costs related primarily to workforce reductions, plant closures and asset impairments.

(5) Management defines earnings before interest and taxes (EBIT) as income from continuing operations before net financing charges, income taxes and noncontrolling interests. EBIT is a non-GAAP performance measure. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company. A reconciliation of EBIT to income from continuing operations is shown earlier within this footnote.

(6) Adjusted income tax provision for the three months ended December 31, 2019 excludes tax provisions related to Switzerland tax reform of $30 million and net mark-to-market adjustments of $3 million, partially offset by tax benefits for restructuring and impairment costs of $16 million and integration costs of $5 million. Adjusted income tax provision for the three months ended December 31, 2018 excludes the tax provision for valuation allowance adjustments of $76 million as a result of changes in U.S. tax law, partially offset by the tax benefits for integration costs of $6 million and net mark-to-market adjustments of $5 million.

2. Diluted Earnings Per Share Reconciliation

The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include transaction/integration costs, net mark-to-market adjustments, restructuring and impairment costs, impact of ceasing the depreciation and amortization expense for the Power Solutions business as the business is held for sale, and discrete tax items. The Company excludes these items because they are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of diluted earnings per share as reported to adjusted diluted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Earnings per share as reported for JCI plc	$0.21	$0.38	$0.21	$0.12

Adjusting items:
Transaction costs	—	0.03	—	—
Integration costs	0.05	0.05	0.05	0.05
Related tax impact	(0.01)	(0.01)	(0.01)	(0.01)
Net mark-to-market adjustments	(0.01)	0.02	(0.01)	0.02
Related tax impact	—	(0.01)	—	(0.01)
Restructuring and impairment costs	0.14	—	0.14	—
Related tax impact	(0.02)	—	(0.02)	—
NCI impact of restructuring and impairment	(0.01)	—	(0.01)	—
Cease of Power Solutions
depreciation / amortization expense	—	(0.03)	—	—
Related tax impact	—	0.01	—	—
Discrete tax items	0.04	0.16	0.04	0.08

Adjusted earnings per share for JCI plc *	$0.40	$0.61	$0.40	$0.26

* May not sum due to rounding

The following table reconciles the denominators used to calculate basic and diluted earnings per share for JCI plc (in millions; unaudited):

	Three Months Ended
	December 31,
	2019	2018

Weighted average shares outstanding for JCI plc
Basic weighted average shares outstanding	769.9	921.6
Effect of dilutive securities:
Stock options, unvested restricted stock
and unvested performance share awards	4.1	3.6
Diluted weighted average shares outstanding	774.0	925.2

The Company has presented forward-looking statements regarding adjusted EPS from continuing operations, organic net sales growth, organic adjusted EBITA growth, organic adjusted EBIT growth, adjusted segment EBITA margin, adjusted EBIT margin and adjusted free cash flow conversion for the full fiscal year of 2020, which are non-GAAP financial measures. These non-GAAP financial measures are derived by excluding certain amounts, expenses, income or cash flows from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period, including but not limited to the high variability of the net mark-to-market adjustments and the effect of foreign currency exchange fluctuations. Our fiscal 2020 outlook for organic net sales and adjusted EBITA and EBIT growth also excludes the effect of acquisitions, divestitures and foreign currency. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. The unavailable information could have a significant impact on the Company’s full year 2020 GAAP financial results.

3. Organic Growth Reconciliation

The components of the changes in net sales for the three months ended December 31, 2019 versus the three months ended December 31, 2018, including organic growth, is shown below (unaudited):

(in millions)	Net Sales for the Three Months Ended December 31, 2018	Base Year Adjustments - Divestitures and Other		Adjusted Base Net Sales for the Three Months Ended December 31, 2018	Acquisitions		Foreign Currency		Organic Growth		Net Sales for the Three Months Ended December 31, 2019
Building Solutions North America	$2,116	$(2)	—	$2,114	$—	—	$—	—	$53	3%	$2,167	3%
Building Solutions EMEA/LA	907	(25)	-3%	882	5	1%	(25)	-3%	66	7%	928	5%
Building Solutions Asia Pacific	613	—	—	613	2	—	(5)	-1%	19	3%	629	3%
Total field	3,636	(27)	-1%	3,609	7	—	(30)	-1%	138	4%	3,724	3%
Global Products	1,828	(8)	—	1,820	1	—	3	—	28	2%	1,852	2%
Total net sales	$5,464	$(35)	-1%	$5,429	$8	—	$(27)	—	$166	3%	$5,576	3%

The components of the changes in segment EBITA and EBIT for the three months ended December 31, 2019 versus the three months ended December 31, 2018, including organic growth, is shown below (unaudited):

(in millions)	Adjusted Segment EBITA / EBIT for the Three Months Ended December 31, 2018	Base Year Adjustments - Divestitures and Other		Adjusted Base Segment EBITA / EBIT for the Three Months Ended December 31, 2018	Acquisitions		Foreign Currency		Organic Growth		Adjusted Segment EBITA / EBIT for the Three Months Ended December 31, 2019
Building Solutions North America	$253	$—	—	$253	$—	—	$—	—	$6	2%	$259	2%
Building Solutions EMEA/LA	77	(1)	-1%	76	1	1%	(3)	-4%	16	21%	90	18%
Building Solutions Asia Pacific	66	—	—	66	1	2%	—	—	5	8%	72	9%
Total field	396	(1)	—	395	2	1%	(3)	-1%	27	7%	421	7%
Global Products	194	—	—	194	(1)	-1%	(1)	-1%	12	6%	204	5%
Total adjusted segment EBITA	590	(1)	—	589	$1	—	$(4)	-1%	$39	7%	625	6%

Corporate expenses	(93)	—		(93)							(81)	13%
Amortization of intangible assets	(97)	—		(97)							(96)	1%
Total adjusted EBIT	$400	$(1)		$399							$448	12%

4. Adjusted Free Cash Flow Reconciliation

The Company's press release contains financial information regarding free cash flow, adjusted free cash flow and adjusted free cash flow conversion, which are non-GAAP performance measures. Free cash flow is defined as cash provided by operating activities less capital expenditures. Adjusted free cash flow excludes special items, as included in the table below, because these cash flows are not considered to be directly related to its underlying businesses. Adjusted free cash flow conversion is defined as adjusted free cash flow divided by adjusted net income. Management believes these non-GAAP measures are useful to investors in understanding the strength of the Company and its ability to generate cash.

The following is the three months ended December 31, 2019 and 2018 reconciliation of free cash flow, adjusted free cash flow and adjusted free cash flow conversion for continuing operations (unaudited):

(in billions)	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018
Cash provided by operating activities from continuing operations	$0.5	$(0.1)
Capital expenditures	(0.1)	(0.2)
Reported free cash flow	0.4	(0.3)

Adjusting items:
Transaction/integration costs	0.1	0.1
Income tax refunds	(0.6)	—
Total adjusting items *	(0.4)	0.1
Adjusted free cash flow *	$(0.1)	$(0.2)

Adjusted net income from continuing operations
attributable to JCI	$0.3	$0.2
Adjusted free cash flow conversion	-33%	-100%

* May not sum due to rounding

5. Net Debt to Capitalization

The Company provides financial information regarding net debt as a percentage of total capitalization, which is a non-GAAP performance measure. The Company believes the percentage of total net debt to total capitalization is useful to understanding the Company's financial condition as it provides a review of the extent to which the Company relies on external debt financing for its funding and is a measure of risk to its shareholders. The following is the December 31, 2019 and September 30, 2019 calculation of net debt as a percentage of total capitalization (unaudited):

(in millions)	December 31, 2019	September 30, 2019
Short-term debt and current portion of long-term debt	$1,362	$511
Long-term debt	5,920	6,708
Total debt	7,282	7,219
Less: cash and cash equivalents	2,160	2,805
Total net debt	5,122	4,414
Shareholders' equity attributable to JCI	19,329	19,766
Total capitalization	$24,451	$24,180

Total net debt as a % of total capitalization	20.9%	18.3%

6. Income Taxes

The Company's effective tax rate from continuing operations before consideration of transaction/integration costs, net mark-to-market adjustments, restructuring and impairment costs, and discrete tax items for the three months ending December 31, 2019 and 2018 is approximately 13.5%.

7. Restructuring and Impairment Costs

The three months ended December 31, 2019 include restructuring and impairment costs of $111 million related primarily to workforce reductions, plant closures and asset impairments.

8. Leases

On October 1, 2019, the Company adopted ASU 2016-02, “Leases (Topic 842),” which requires recognition of operating leases as a lease asset and liabilities on the balance sheet.  The adoption of the new guidance resulted in recognition of a right-of-use asset and related lease liabilities of $1.1 billion.